Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2021
RUSTON, Louisiana (July 28, 2021) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced record net income of $27.7 million for the quarter ended June 30, 2021. This represents an increase of $2.2 million from the quarter ended March 31, 2021, and an increase of $22.8 million from the quarter ended June 30, 2020. Diluted earnings per share for the quarter ended June 30, 2021, were $1.17, up $0.09 from the linked quarter and up $0.96 from the quarter ended June 30, 2020. Pre-tax, pre-provision earnings for the quarter were $28.9 million, a decrease of 12.3% on a linked quarter basis, and a 6.5% increase on a prior year quarter basis.
“Origin delivered strong second quarter results hitting another all-time quarterly net income high” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Our capital and reserve levels reflect a very strong balance sheet and our employees remain focused on continuing to build long-term value for all of our stakeholders."
Financial Highlights
•Net income was $27.7 million for the quarter ended June 30, 2021, achieving another all-time quarterly high compared to $25.5 million for the linked quarter and $5.0 million for the quarter ended June 30, 2020.
•Net interest income was $54.3 million for the quarter ended June 30, 2021, compared to $55.2 million for the linked quarter and $46.3 million for the quarter ended June 30, 2020.
•Credit loss provision was a net benefit of $5.6 million for the quarter ended June 30, 2021, compared to a provision expense of $1.4 million for the linked quarter and $21.4 million for the quarter ended June 30, 2020.
•Cost of total deposits was 0.22% for the quarter ended June 30, 2021, compared to 0.26% for the linked quarter and 0.54% for the quarter ended June 30, 2020.
•Annualized returns on average equity and average assets were 16.54% and 1.49%, respectively, for the quarter ended June 30, 2021, compared to 15.73% and 1.40%, respectively for the quarter ended March 31, 2021, and 3.23% and 0.31%, respectively, for the quarter ended June 30, 2020.
Results of Operations for the Three Months Ended June 30, 2021
Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2021, was $54.3 million, a decrease of $947,000, or 1.7%, compared to the linked quarter. The decrease was primarily due to a $1.3 million decrease in interest income earned on the total loan portfolio offset by a $372,000 decrease in deposit costs. The decrease in interest income earned on the total loan portfolio was primarily driven by a $161.1 million decrease in the average balance of total loans caused primarily by a $142.6 million decrease in average mortgage warehouse lines of credit loan balances. The decrease in deposit costs was primarily due to a reduction in deposit rates. The average rate on time deposits decreased to 0.78% for the current quarter, down from 0.95% for the linked quarter. The average rate on interest-bearing deposits was 0.31% for the current quarter, down from 0.37% for the linked quarter.
The yield earned on interest-earning assets was 3.44%, a decrease of 14 basis points compared to the linked quarter and a 21 basis point decrease compared to the quarter ended June 30, 2020. Excluding PPP loans, the yield earned on interest-earning assets was 3.37%, a 14 basis point decrease compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended June 30, 2021, was 0.53%, representing a decrease of four basis points and 36 basis points compared to the linked quarter and the quarter ended June 30, 2020, respectively.

The fully tax-equivalent net interest margin ("NIM") was 3.12% for the current quarter, a 10 basis point decrease from the linked quarter and a three basis point increase from the quarter ended June 30, 2020. Excluding PPP loans, the fully tax-equivalent NIM was 3.06%, a nine basis point decrease from the linked quarter. The primary driver of the NIM decrease was an increase in liquidity due to a shift in balance sheet composition. The average balance of interest-bearing balances due from banks increased $221.2 million during the quarter ended June 30, 2021, while the yield decreased by 11 basis points from the linked quarter.
Credit Quality
The table below includes key credit quality information:

	At and for the three months ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	$ Change	% Change
Allowance for loan credit losses	$77,104	$85,136	$(8,032)	(9.4)%
Classified loans	83,427	95,321	(11,894)	(12.5)
Total nonperforming LHFI	30,502	33,358	(2,856)	(8.6)
Provision for credit losses	(5,609)	1,412	(7,021)	(497.2)
Net charge-offs	2,808	2,894	(86)	(3.0)
Credit quality ratios:
Allowance for loan credit losses to nonperforming LHFI	252.78%	255.22%	N/A	-244 bp
Allowance for loan credit losses to total LHFI	1.43	1.46	N/A	-3 bp
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (1)	1.84	2.02	N/A	-18 bp
Nonperforming LHFI to LHFI	0.57	0.57	N/A	0 bp
Net charge-offs to total average LHFI (annualized)	0.20	0.21	N/A	-1 bp
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(1)Please see the Loan Data schedule at the back of this document for additional information.
The credit loss provision net benefit compared to the provision expense for the quarter ended March 31, 2021, was primarily due to a release of allowance of $5.6 million during the current quarter driven by continued improvement in forecasted economic conditions, at June 30, 2021. While economic forecasts have improved, uncertainty remains for the remainder of the 2021 year due to risks related to the resurgence or lingering effects of COVID-19, inflationary and labor pressures as well as continued supply-chain disruptions.
The Company's quarterly net charge-offs were stable with the linked quarter, and decreased $3.7 million compared to the quarter ended June 30, 2020. Classified loans declined $11.9 million at June 30, 2021, compared to March 31, 2021, and represented 1.66% as a percentage of LHFI, excluding PPP loans, and 9.53% as a percentage of total risk-based capital (at the Origin Bancorp, Inc. level) compared to 1.81% and 11.10%, respectively, at March 31, 2021.
Noninterest Income
Noninterest income for the quarter ended June 30, 2021, was $12.4 million, a decrease of $4.7 million, or 27.4%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $1.8 million, $1.7 million, $971,000 and $721,000 in mortgage banking revenue, gain on sales of securities, net, limited partnership investment income, and insurance commission and fee income, respectively, which was partially offset by a $554,000 increase in other noninterest income. The decreases in gain on sales of securities, net, limited partnership investment income, and insurance commission and fee income were primarily driven by linked quarter recorded income that was higher than the quarterly trends typically experienced.
The $1.8 million decrease in mortgage banking revenue is mainly due to a lower gain on sales of $2.7 million, due to a 25.3% decrease in sales volume and an 17.4% decrease in sales margin. This decline was partially offset by a $1.2 million increase in the impact of the mortgage pipeline valuation due to the increased market interest rates.
The $554,000 increase in other noninterest income was driven by a $349,000 increase in fair value option loans, securities and related swaps during the current quarter compared to the linked quarter. At June 30, 2021, the Company had $28.4 million of fair value option loans and securities, and swings in value quarter to quarter can be caused by changes in benchmark interest rates and curves, such as United States Treasury rates.

Noninterest Expense
Noninterest expense for the quarter ended June 30, 2021, was $37.8 million, a decrease of $1.6 million, compared to the linked quarter. The decrease from the linked quarter was largely driven by decreases of $1.7 million and $626,000 in other noninterest expense and regulatory assessments, respectively, which was partially offset by an increase of $449,000 in loan related expenses.
The $1.7 million decrease in other noninterest expense was due to a $1.6 million payment related to the early termination of long-term Federal Home Loan Bank ("FHLB") advances last quarter with no similar transaction during the quarter ended June 30, 2021.
The $626,000 decrease in regulatory assessments compared to the linked quarter was due to a $280,000 accrual release from the first quarter 2021 as a result of FDIC assessments.
The increase in loan related expenses was primarily due to an increase of $330,000 in loan-related legal fees and repossession costs recorded in conjunction with workout credits.
Financial Condition
Loans
•Total LHFI decreased $453.5 million compared to the linked quarter and increased $84.1 million compared to June 30, 2020.
•Mortgage warehouse lines of credit decreased $225.1 million compared to the linked quarter and increased $96.1 million compared to June 30, 2020.
•PPP loans, net of deferred fees and costs, totaled $369.9 million at June 30, 2021, a decrease of $214.2 million compared to the linked quarter. Net deferred loan fees and costs on PPP loans were $9.3 million at June 30, 2021.
•Average LHFI decreased $142.8 million, compared to the linked quarter, and increased $588.0 million compared to June 30, 2020.
Total LHFI at June 30, 2021, were $5.40 billion, reflecting a decrease of 7.8% compared to the linked quarter and an increase of 1.6%, compared to June 30, 2020. The decrease in LHFI compared to the linked quarter, was primarily driven by decreases in mortgage warehouse lines of credit and PPP loans, respectively. Higher mortgage interest rates during the period and a decline in mortgage refinancing activity were the largest drivers of the lower mortgage warehouse volumes from the abnormally high levels seen in the recent past. PPP loans have decreased primarily due to $230.2 million in PPP loan principal forgiveness experienced during the quarter. Total LHFI at June 30, 2021, excluding PPP and mortgage warehouse lines of credit, were $4.16 billion, reflecting a $14.1 million or 0.3% decrease compared to the linked quarter and an increase of $167.2 million, or 4.2% compared to June 30, 2020. During the quarter ended June 30, 2021, we proactively reduced $47.0 million of outstanding loan balances that were previously identified as work out credits.
Deposits
•Total deposits decreased $317.8 million compared to the linked quarter and increased $656.1 million compared to June 30, 2020.
•Brokered deposits decreased by $571.7 million and $490.9 million compared to the linked quarter and June 30, 2020, respectively.
•Average total deposits for the quarter ended June 30, 2021, increased by $373.9 million and $1.28 billion over the linked quarter and the quarter ended June 30, 2020, respectively.
Total deposits at June 30, 2021, were $6.03 billion, reflecting a decrease of 5.0% compared to the linked quarter and an increase of 12.2% compared to June 30, 2020. The decrease from the linked quarter was caused by a decrease in brokered deposits in response to funding needs during the quarter. The decrease was partially offset by a $187.2 million increase in deposits from business depositors.
Increases of $730.3 million and $267.7 million in deposits from business depositors and public funds, respectively, drove the increase in total deposits compared to June 30, 2020, which was offset by a $490.9 million decrease in brokered deposits.
For the quarter ended June 30, 2021, average noninterest-bearing deposits as a percentage of total average deposits was 29.4%, compared to 29.0% for the quarter ended March 31, 2021, and 31.8% for the quarter ended June 30, 2020.

Borrowings
•Average FHLB advances and other borrowings for the quarter ended June 30, 2021, decreased by $295.0 million and $408.3 million compared to the quarter ended March 31, 2021 and the quarter ended June 30, 2020, respectively.

PPP forgiveness payments continued, non-brokered deposits increased and warehouse loans declined during the quarter ended June 30, 2021, driving an increase in overall liquidity and reducing reliance on borrowings. Average FHLB advances and other borrowings decreased 52.9% and 60.8% for the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021 and to the quarter ended June 30, 2020, respectively. During the quarter ended June 30, 2021, the Company decreased its short-term average FHLB advances to near zero from $278.1 million during the quarter ended March 31, 2021, primarily due to shifts in the composition of the balance sheet.
Stockholders' equity was $688.2 million at June 30, 2021, an increase of $31.9 million compared to $656.4 million at March 31, 2021, and an increase of $73.5 million compared to $614.8 million at June 30, 2020. The increase from the linked quarter was primarily due to net income and other comprehensive income, net of tax for the quarter of $27.7 million and $6.7 million, respectively, which was partially offset by the quarterly dividend declared during the quarter ended June 30, 2021. The increase from the June 30, 2020, quarter was primarily caused by net income retained during the intervening period.
Conference Call
Origin will hold a conference call to discuss its second quarter 2021 results on Thursday, July 29, 2021, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting: https://services.choruscall.com/mediaframe/webcast.html?webcastid=agVFdi1L.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin's wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin's history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana and into Mississippi. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin's results of operations, estimated forbearance amounts and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements or statistics preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the continuing duration and impacts of the COVID-19 global pandemic and continuing development and distribution of COVID-19 vaccines, as well as other efforts to contain the virus's transmission, including the effect of these factors and developments on Origin’s business, customers and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, any economic stimulus legislation; deterioration of Origin's asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; the risk of widespread inflation; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations, periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-

looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the COVID-19 pandemic and the impact of varying governmental responses that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, adjusted, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$54,292	$55,239	$51,819	$50,617	$46,290
Provision for credit losses	(5,609)	1,412	6,333	13,633	21,403
Noninterest income	12,438	17,131	15,381	18,051	19,076
Noninterest expense	37,832	39,436	38,884	38,734	38,220
Income before income tax expense	34,507	31,522	21,983	16,301	5,743
Income tax expense	6,774	6,009	4,431	3,206	786
Net income	$27,733	$25,513	$17,552	$13,095	$4,957
Pre-tax, pre-provision ("PTPP") earnings (1)	$28,898	$32,934	$28,316	$29,934	$27,146
Basic earnings per common share	1.18	1.09	0.75	0.56	0.21
Diluted earnings per common share	1.17	1.08	0.75	0.56	0.21
Dividends declared per common share	0.13	0.10	0.10	0.0925	0.0925
Weighted average common shares outstanding - basic	23,410,693	23,393,356	23,392,684	23,374,496	23,347,744
Weighted average common shares outstanding - diluted	23,604,566	23,590,430	23,543,917	23,500,596	23,466,326

Balance sheet data
Total LHFI	$5,396,306	$5,849,760	$5,724,773	$5,612,666	$5,312,194
Total assets	7,268,068	7,563,175	7,628,268	7,101,338	6,643,909
Total deposits	6,028,352	6,346,194	5,751,315	5,935,925	5,372,222
Total stockholders' equity	688,235	656,355	647,150	627,637	614,781

Performance metrics and capital ratios
Yield on LHFI	4.00%	4.03%	3.89%	4.02%	4.09%
Yield on interest earnings assets	3.44	3.58	3.47	3.64	3.65
Cost of interest bearing deposits	0.31	0.37	0.43	0.61	0.79
Cost of total deposits	0.22	0.26	0.31	0.42	0.54
Net interest margin, fully tax equivalent	3.12	3.22	3.07	3.18	3.09
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.06	3.15	3.17	3.28	3.15
Return on average stockholders' equity (annualized)	16.54	15.73	10.92	8.28	3.23
Return on average assets (annualized)	1.49	1.40	0.97	0.77	0.31
PTPP return on average stockholders' equity (annualized) (1)	17.23	20.30	17.61	18.92	17.67
PTPP return on average assets (annualized) (1)	1.55	1.81	1.57	1.77	1.69
Efficiency ratio (3)	56.69	54.49	57.86	56.41	58.47
Book value per common share	$29.28	$27.94	$27.53	$26.70	$26.16
Tangible book value per common share (1)	28.01	26.66	26.23	25.39	24.84
Common equity tier 1 to risk-weighted assets (4)	11.03%	10.16%	9.95%	9.93%	10.35%
Tier 1 capital to risk-weighted assets (4)	11.19	10.32	10.11	10.09	10.52
Total capital to risk-weighted assets (4)	14.85	13.92	13.79	12.48	12.91
Tier 1 leverage ratio (4)	8.87	8.67	8.62	9.19	9.10
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(1)PTPP earnings, PTPP return on average stockholders' equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see last two pages.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)June 30, 2021, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$55,529	$56,810	$54,193	$54,150	$50,722
Investment securities-taxable	3,115	3,300	3,154	2,704	2,732
Investment securities-nontaxable	1,590	1,672	1,708	1,571	1,391
Interest and dividend income on assets held in other financial institutions	414	345	367	375	619
Total interest and dividend income	60,648	62,127	59,422	58,800	55,464
Interest expense
Interest-bearing deposits	3,417	3,789	4,582	5,698	6,620
FHLB advances and other borrowings	1,106	1,269	1,339	1,564	1,641
Subordinated debentures	1,833	1,830	1,682	921	913
Total interest expense	6,356	6,888	7,603	8,183	9,174
Net interest income	54,292	55,239	51,819	50,617	46,290
Provision for credit losses	(5,609)	1,412	6,333	13,633	21,403
Net interest income after provision for credit losses	59,901	53,827	45,486	36,984	24,887
Noninterest income
Service charges and fees	3,739	3,343	3,420	3,268	2,990
Mortgage banking revenue	2,765	4,577	6,594	9,523	10,717
Insurance commission and fee income	3,050	3,771	2,732	3,218	3,109
Gain on sales of securities, net	5	1,668	225	301	—
Loss on sales and disposals of other assets, net	(42)	(38)	(33)	(247)	(908)
Limited partnership investment income	801	1,772	368	130	9
Swap fee income	24	348	233	110	1,527
Other fee income	623	771	604	576	607
Other income	1,473	919	1,238	1,172	1,025
Total noninterest income	12,438	17,131	15,381	18,051	19,076
Noninterest expense
Salaries and employee benefits	22,354	22,325	22,475	22,597	24,045
Occupancy and equipment, net	4,349	4,339	4,271	4,263	4,267
Data processing	2,313	2,173	2,178	2,065	2,075
Electronic banking	989	961	942	954	890
Communications	514	415	449	422	419
Advertising and marketing	748	680	1,108	1,281	610
Professional services	836	973	1,176	785	843
Regulatory assessments	544	1,170	1,135	1,310	766
Loan related expenses	2,154	1,705	1,856	1,809	1,509
Office and operations	1,498	1,454	1,472	1,367	1,344
Intangible asset amortization	222	234	237	237	287
Franchise tax expense	629	619	665	511	514
Other expenses	682	2,388	920	1,133	651
Total noninterest expense	37,832	39,436	38,884	38,734	38,220
Income before income tax expense	34,507	31,522	21,983	16,301	5,743
Income tax expense	6,774	6,009	4,431	3,206	786
Net income	$27,733	$25,513	$17,552	$13,095	$4,957
Basic earnings per common share	$1.18	$1.09	$0.75	$0.56	$0.21
Diluted earnings per common share	1.17	1.08	0.75	0.56	0.21

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2021	2020
Income statement and share amounts	(Unaudited)	(Unaudited)
Net interest income	$109,531	$89,100
Provision for credit losses	(4,197)	39,934
Noninterest income	29,569	31,220
Noninterest expense	77,268	74,317
Income before income tax expense	66,029	6,069
Income tax expense	12,783	359
Net income	$53,246	$5,710
PTPP earnings (1)	$61,832	$46,003
Basic earnings per common share (2)	2.28	0.24
Diluted earnings per common share(2)	2.26	0.24
Dividends declared per common share	0.23	0.185
Weighted average common shares outstanding - basic	23,402,073	23,350,673
Weighted average common shares outstanding - diluted	23,597,291	23,498,910

Performance metrics
Yield on LHFI	4.02%	4.43%
Yield on interest earning assets	3.51	3.98
Cost of interest bearing deposits	0.34	1.03
Cost of total deposits	0.24	0.73
Net interest margin, fully tax equivalent	3.17	3.25
Net interest margin, excluding PPP loans, fully tax equivalent (3)	3.10	3.28
Return on average stockholders' equity (annualized)	16.14	1.87
Return on average assets (annualized)	1.45	0.19
PTPP return on average stockholders' equity (annualized) (1)	18.74	15.05
PTPP return on average assets (annualized) (1)	1.68	1.56
Efficiency ratio (4)	55.55	61.77
____________________________
(1)PTPP earnings, PTPP return on average stockholders' equity, and PTPP return on average assets are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see last two pages.
(2)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Assets	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$155,311	$64,330	$60,544	$61,250	$57,054
Interest-bearing deposits in banks	289,421	200,571	316,670	160,661	99,282
Total cash and cash equivalents	444,732	264,901	377,214	221,911	156,336
Securities:
Available for sale	973,948	980,132	1,004,674	797,260	720,616
Held to maturity, net of allowance for credit losses	37,835	37,983	38,128	38,193	38,287
Securities carried at fair value through income	10,973	11,077	11,554	11,813	11,977
Total securities	1,022,756	1,029,192	1,054,356	847,266	770,880
Non-marketable equity securities held in other financial institutions	41,468	47,274	62,586	38,052	41,864
Loans held for sale	124,710	144,950	191,512	155,525	121,541
Loans	5,396,306	5,849,760	5,724,773	5,612,666	5,312,194
Less: allowance for loan credit losses	77,104	85,136	86,670	81,643	70,468
Loans, net of allowance for loan credit losses	5,319,202	5,764,624	5,638,103	5,531,023	5,241,726
Premises and equipment, net	80,133	81,064	81,763	79,254	80,025
Mortgage servicing rights	16,081	17,552	13,660	14,322	15,235
Cash surrender value of bank-owned life insurance	37,959	37,757	37,553	37,332	37,102
Goodwill and other intangible assets, net	30,024	30,246	30,480	30,717	30,953
Accrued interest receivable and other assets	151,003	145,615	141,041	145,936	148,247
Total assets	$7,268,068	$7,563,175	$7,628,268	$7,101,338	$6,643,909
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,861,016	$1,736,534	$1,607,564	$1,599,436	$1,584,746
Interest-bearing deposits	3,554,427	3,962,082	3,478,985	3,640,587	3,041,859
Time deposits	612,909	647,578	664,766	695,902	745,617
Total deposits	6,028,352	6,346,194	5,751,315	5,935,925	5,372,222
FHLB advances and other borrowings	314,123	325,751	984,608	360,325	478,260
Subordinated debentures	157,298	157,239	157,181	78,596	78,567
Accrued expenses and other liabilities	80,060	77,636	88,014	98,855	100,079
Total liabilities	6,579,833	6,906,820	6,981,118	6,473,701	6,029,128
Stockholders' equity
Common stock	117,511	117,444	117,532	117,533	117,506
Additional paid-in capital	237,338	236,934	237,341	236,679	236,156
Retained earnings	314,472	289,792	266,628	251,427	240,506
Accumulated other comprehensive income	18,914	12,185	25,649	21,998	20,613
Total stockholders' equity	688,235	656,355	647,150	627,637	614,781
Total liabilities and stockholders' equity	$7,268,068	$7,563,175	$7,628,268	$7,101,338	$6,643,909

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
LHFI
Commercial real estate	$1,480,536	$1,454,649	$1,387,939	$1,367,916	$1,323,754
Construction/land/land development	497,170	548,236	531,860	560,857	570,032
Residential real estate	966,301	904,753	885,120	832,055	769,354
Total real estate loans	2,944,007	2,907,638	2,804,919	2,760,828	2,663,140
Paycheck Protection Program	369,910	584,148	546,519	552,329	549,129
Commercial and industrial	1,200,881	1,250,350	1,271,343	1,263,279	1,313,405
Mortgage warehouse lines of credit	865,255	1,090,347	1,084,001	1,017,501	769,157
Consumer	16,253	17,277	17,991	18,729	17,363
Total LHFI	5,396,306	5,849,760	5,724,773	5,612,666	5,312,194
Less: allowance for loan credit losses	77,104	85,136	86,670	81,643	70,468
LHFI, net	$5,319,202	$5,764,624	$5,638,103	$5,531,023	$5,241,726

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$1,544	$1,085	$3,704	$4,669	$4,717
Construction/land/land development	621	2,431	2,962	2,976	3,726
Residential real estate	10,571	10,692	6,530	8,259	6,713
Commercial and industrial	17,723	19,094	12,897	14,255	14,772
Consumer	43	56	56	69	119
Total nonperforming LHFI	30,502	33,358	26,149	30,228	30,047
Nonperforming loans held for sale	1,606	963	681	483	734
Total nonperforming loans	32,108	34,321	26,830	30,711	30,781
Repossessed assets	4,723	3,893	1,927	718	4,155
Total nonperforming assets	$36,831	$38,214	$28,757	$31,429	$34,936
Classified assets	$88,150	$99,214	$109,708	$101,577	$100,299
Past due LHFI (1)	30,446	26,574	25,763	29,194	23,751

Allowance for loan credit losses
Balance at beginning of period	$85,136	$86,670	$81,643	$70,468	$56,063
Provision for loan credit losses	(5,224)	1,360	6,784	12,970	20,878
Loans charged off	3,010	3,027	2,089	2,293	6,587
Loan recoveries	202	133	332	498	114
Net charge-offs	2,808	2,894	1,757	1,795	6,473
Balance at end of period	$77,104	$85,136	$86,670	$81,643	$70,468

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Credit quality ratios
Total nonperforming assets to total assets	0.51%	0.51%	0.38%	0.44%	0.53%
Total nonperforming loans to total loans	0.58	0.57	0.45	0.53	0.57
Nonperforming LHFI to LHFI	0.57	0.57	0.46	0.54	0.57
Past due LHFI to LHFI	0.56	0.45	0.45	0.52	0.45
Allowance for loan credit losses to nonperforming LHFI	252.78	255.22	331.45	270.09	234.53
Allowance for loan credit losses to total LHFI	1.43	1.46	1.51	1.45	1.33
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (2)	1.84	2.02	2.10	2.00	1.75
Net charge-offs to total average LHFI (annualized)	0.20	0.21	0.13	0.13	0.53
Net charge-offs to total average LHFI (annualized), excluding PPP loans	0.23	0.23	0.14	0.15	0.58
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The allowance for loan credit losses ("ACL") to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the allowance for loan credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,465,799	4.12%	$1,421,819	4.16%	$1,307,715	4.45%
Construction/land/land development	516,794	4.18	541,782	4.09	562,233	4.40
Residential real estate	929,332	4.11	888,208	4.04	742,657	4.47
Paycheck Protection Program ("PPP")	521,551	4.27	565,653	4.40	449,680	2.73
Commercial and industrial excl. PPP	1,240,252	3.80	1,255,436	3.95	1,378,898	3.92
Mortgage warehouse lines of credit	819,233	3.63	961,808	3.67	462,088	3.79
Consumer	16,632	5.83	17,649	5.81	18,362	6.49
LHFI	5,509,593	4.00	5,652,355	4.03	4,921,633	4.09
Loans held for sale	68,797	3.51	87,177	2.71	91,991	3.11
Loans receivable	5,578,390	3.99	5,739,532	4.01	5,013,624	4.07
Investment securities-taxable	749,538	1.67	750,801	1.78	492,752	2.23
Investment securities-nontaxable	280,504	2.27	295,000	2.30	208,667	2.68
Non-marketable equity securities held in other financial institutions	46,898	2.12	60,326	1.45	51,713	2.29
Interest-bearing balances due from banks	417,782	0.16	196,616	0.27	345,906	0.38
Total interest-earning assets	7,073,112	3.44	7,042,275	3.58	6,112,662	3.65
Noninterest-earning assets(1)	401,839		340,220		334,864
Total assets	$7,474,951		$7,382,495		$6,447,526

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,774,529	0.23%	$3,513,281	0.26%	$2,633,520	0.51%
Time deposits	631,654	0.78	656,255	0.95	751,607	1.75
Total interest-bearing deposits	4,406,183	0.31	4,169,536	0.37	3,385,127	0.79
FHLB advances and other borrowings	262,806	1.69	557,798	0.92	671,108	0.98
Subordinated debentures	157,276	4.67	157,221	4.72	78,557	4.68
Total interest-bearing liabilities	4,826,265	0.53	4,884,555	0.57	4,134,792	0.89
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,837,823		1,700,523		1,578,987
Other liabilities(1)	138,165		139,554		115,849
Total liabilities	6,802,253		6,724,632		5,829,628
Stockholders' Equity	672,698		657,863		617,898
Total liabilities and stockholders' equity	$7,474,951		$7,382,495		$6,447,526
Net interest spread		2.91%		3.01%		2.76%
Net interest margin		3.08		3.18		3.05
Net interest margin - (tax- equivalent)(2)		3.12		3.22		3.09
Net interest margin excluding PPP loans - (tax- equivalent)(3)		3.06		3.15		3.15

____________________________
(1)Includes Government National Mortgage Association ("GNMA") repurchase average balances of $60.3 million, $59.0 million, and $29.0 million for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and for the three months ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Calculation of Tangible Common Equity:	(Dollars in thousands, except per share amounts, unaudited)
Total common stockholders' equity	$688,235	$656,355	$647,150	$627,637	$614,781
Less: goodwill and other intangible assets, net	30,024	30,246	30,480	30,717	30,953
Tangible Common Equity	$658,211	$626,109	$616,670	$596,920	$583,828

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,502,215	23,488,884	23,506,312	23,506,586	23,501,233
Tangible Book Value per Common Share	$28.01	$26.66	$26.23	$25.39	$24.84

Calculation of PTPP Earnings:
Net Income	$27,733	$25,513	$17,552	$13,095	$4,957
Plus: provision for credit losses	(5,609)	1,412	6,333	13,633	21,403
Plus: income tax expense	6,774	6,009	4,431	3,206	786
PTPP Earnings	$28,898	$32,934	$28,316	$29,934	$27,146

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$28,898	$32,934	$28,316	$29,934	$27,146
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by the number of days in the year	365	365	366	366	366
Annualized PTPP Earnings	$115,910	$133,566	$112,648	$119,085	$109,181

Divided by total average assets	$7,474,951	$7,382,495	$7,164,028	$6,746,585	$6,447,526
PTPP ROAA (annualized)	1.55%	1.81%	1.57%	1.77%	1.69%

Divided by total average stockholder's equity	$672,698	$657,863	$639,508	$629,533	$617,898
PTPP ROAE (annualized)	17.23%	20.30%	17.61%	18.92%	17.67%

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts, unaudited)	2021	2020
Calculation of PTPP Earnings:
Net Income	$53,246	$5,710
Plus: provision for credit losses	(4,197)	39,934
Plus: income tax expense	12,783	359
PTPP Earnings	$61,832	$46,003

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$61,832	$46,003
Divided by number of days in this period	181	182
Multiplied by the number of days in the year	365	366
Annualized PTPP Earnings	$124,689	$92,512

Divided by total average assets	$7,428,978	$5,924,115
PTPP ROAA	1.68%	1.56%

Divided by total average stockholder's equity	$665,322	$614,530
PTPP ROAE	18.74%	15.05%